                                                                    EXHIBIT 10.1


                         KEY MANAGEMENT AND OPERATIONS

                            COMPENSATION STRUCTURE


                     FISCAL 1996 MANAGEMENT INCENTIVE PLAN

                          SIZZLER INTERNATIONAL, INC.

                CORPORATE MANAGEMENT FISCAL 1996 INCENTIVE PLAN
                                U.S. OPERATIONS


To maintain an effective Management Incentive Program for Sizzler International, Inc., the following Incentive Plan is being implemented for Fiscal Year 1996. The purpose of the Incentive Plan is to help motivate those key management people who have direct ability to influence short and long-term Corporate results and to reward them for successful attainment of the corporate objectives, goals, and strategies.

The Incentive Plan is based on a specific Corporate performance factor. Earned bonus amounts based on Corporate performance will be paid annually. Standards for the size of payments are based on incentive percentage-to-salary established for each position.

ELIGIBILITY
- -----------

The positions eligible to participate in the Fiscal 1996 Incentive Plan are the positions (excluding the Operations positions) which appear in the Key Management and Operations Compensation Structure. The percent of salary payable as an incentive award appears in the Target Bonus column of the structure. The maximum incentive award which may be earned is 200% of the Target Bonus percentage. The Chief Executive Officer may amend the participant list or percentage factors to meet special situations which may occur during the year. Any special situations will be communicated to the Compensation Committee at its next regularly scheduled meeting.

CORPORATE PERFORMANCE FACTOR
- ----------------------------

The corporate Performance Factor which will be used to determine if an incentive award has been earned will be per-tax income from U.S. operations for all participants with the exception of the Chief Executive Officer whose performance factor will include both domestic and international pre-tax income. (Fifty percent of the Chief Executive Officer's target bonus percentage will be based on domestic operations and fifty percent on international operations). If pre-tax income for fiscal year is greater by 6% or more than the previous fiscal year, an incentive award will have been earned. The amount of the award will be determined from the following table:

   *Pre-tax Income %                                Percentage of
Increase from Prior Year                       Incentive Award Earned
- ------------------------                       ----------------------
        1-5                                             0
          6                                            10
          7                                            20
          8                                            30

          9                                  40
          10                                 50
          11                                 60
          12                                 70
          13                                 80
          14                                 90
          15                                100
          GREATER THAN 15%

IF PRE-TAX INCOME REACHED THE BREAK-EVEN POINT OR ABOVE, ALL PARTICIPANTS WILL BE ELIGIBLE FOR AN INCENTIVE AWARD OF 200% OF THE TARGET BONUS PERCENTAGE.

*  Pre-tax percentages will be rounded to the nearest whole number.

BONUS PAYMENTS
- --------------

Until pre-tax income becomes profitable, the maximum cash payout for bonus amounts earned will be 50% of the amount earned. The remaining 50% will be paid in stock option equivalents as computed according to the formula for annual stock option awards contained in the Key Management Compensation structure. However, each participant will have choice with the 50% cash portion: to take any combination of cash or additional stock option equivalents computed in accordance with the special stock options equivalent formula, with the grants to be issued One Dollar ($1.00) below the closing price of the company's stock on April 30. (See examples in Attachment 1).

In future years, when pre-tax income becomes profitable, bonus amounts earned will be calculated from the table shown in Attachment 2 and may be paid in cash or any combination of stock option equivalents which will be computed in accordance with the special stock options equivalent formula, and the grants will be issued at One Dollar ($1.00) below the closing price of the company' stock on April 30.

Special Cases
- -------------

In certain cases where the duties and responsibilities of a key executive offer a specific opportunity to provide unique, definable value to the Company, the Chief Executive Officer may allocate a portion of an individual's bonus potential to the attainment of personal objectives; i.e, a percentage of the target bonus amount for the Vice President of Construction could be assigned to, and earned through, the completion of all remodels on time and within budget. The remaining percentage of the target bonus would be based on the corporate performance factor.

In the event of unusual circumstances; i.e., an individual functioning in two positions with different incentive bases during the year, the Chairman and Chief Executive Officer may amend any of the above incentive criteria to fit the situation in question.

Reflecting Incentive Awards in Operating Budgets
- ------------------------------------------------

ALL incentive payments will be anticipated, budgeted, and accrued at assumed 100% performance, they will be considered a part of operating expenses, to be shown monthly on the Profit and Loss Statement.

Tax Withholding
- ---------------

Payroll and other applicable Federal, State, or local taxes may be withheld from the incentive compensation before payment is made.

Termination and Transfers
- -------------------------

Termination of an eligible individual for any reason before the end of the incentive period will disqualify him/or from further participation in the Incentive Plan and no incentive payments will be due for any portion of this period.

If an eligible individual is employed by the company and on the payroll at the end of the incentive period, but terminates prior to the time the incentive award is determined and distributed, any incentive payment earned and due will be payable to him/her as soon as possible.

Exceptions
- ----------

Should any significant and/or large adjustments be necessary in the figures used in the Management Incentive Award computation, it will be the responsibility of the Chief Executive Officer to notify the Human Resource Department as soon as practical following the measured period.

Administration of the Plan
- --------------------------

The Incentive Plan described shall be administered by the Human Resource Department in conjunction with the Chief Executive Officer.

CORPORATE PERFORMANCE: At the end of the measured period, the company's pre-tax performance will be compared with the prior year. If any incentive payments have been earned, a schedule of plan participant awards will be prepared and approved by the Chief Executive Officer.

                                                 ATTACHMENT 1

  Award - 50% Cash                                  $ 5,625
        - 50% Stock Options                           1,000 shares
          ($5,625 divided by 5.625 stock price at
          close on April 30)

  AWARD SUMMARY:    Executive receives $5,625 cash and 1,000 option shares at a price of 5.625.

EXECUTIVE D-2:   Receives 50% in regular stock options and decides to take one-
- -------------    half of the cash portion in cash and one-half of the cash
                 portion in special options.

  Annual salary                                          $ 90,000
  Incentive to salary percentage                               25%
                                                         --------
  Standard incentive amount                              $ 22,500

  Pre-Tax Profit Improves 10%
  From Table - incentive award to be granted
  is 100% of the standard amount                         $ 11,250

  Award - 50% Stock Options                                 1,000 shares
          ($5,625 divided by 5.625 stock price at
          close on April 30)

        - 50% Cash Portion
        - One-half in Cash                               $  2,813

Special Stock Option Equivalent Formula
- ---------------------------------------

In cases in which the participant elects to receive some or all of a cash bonus amount in stock option equivalents, the following calculation shall apply:

  Dollars of cash bonus x 1.2 = number of stock options

  April 30 price of Sizzler stock - $1.00 = Option price

Example:

Cash portion of executive incentive award is $4,625.

Executive elects to take 50% in special stock options.

April 30 stock price is $5.625.

Cash paid is .....................$2,813

Special options are:

  Total cash award...........$5,625
  Less cash paid.............(2,813)
                              -----
  Remaining amount........... 2,812
  Times multiplier........... x 1.2
                              -----

  Option shares.............. 3.374 @ $4.625

                                                                    ATTACHMENT 2

   *Pre-tax Income %                            Percentage of
Increase from Prior Year                   Incentive Award Earned
- ------------------------                   ----------------------

       1 - 5                                        0
           6                                       10
           7                                       20
           8                                       30
           9                                       40
          10                                       50
          11                                       60
          12                                       70
          13                                       80
          14                                       90
          15                                      100
          16                                      120
          17                                      140
          18                                      160
          19                                      180
          20                                      200